INDEPENDENT AUDITOR'S CONSENT
                         -----------------------------


To the Shareholders and Board of Trustees of:

Tomorrow Long-Term Retirement Fund
Tomorrow Medium-Term Retirement Fund
Tomorrow Short-Term Retirement Fund

We consent to the use to our report dated January 19, 1998 with respect to the Tomorrow Long-Term Retirement Fund, Tomorrow Medium-Term Retirement FUnd, and the Tomorrow SHort-Term Retirement FUnd incorporated herein by reference and to the references of our Firm under the headings "Financial Highlights" in the Prospectus and "Financial Statements and INdependent Auditors" in the Statement of Additional Information.


                                                           KPMG Peat Marwick LLP


New York, New York
April 28, 1998